Exhibit 99.1

Gold Kist Inc.	— Contact —
P.O. Box 2210	Karla Harvill
Atlanta, GA 30301	(770) 393-5091

For Immediate Release:

Gold Kist Inc. Reports Fiscal Third Quarter 2004 Results

Atlanta, Ga., May 11, 2004 — Gold Kist Inc. today reported net margins of $29.8 million for the third fiscal quarter ended March 27, 2004, compared to a net loss of $11.8 million in the same quarter last year. Third quarter sales were $575.5 million, compared to $446 million for the same period last year.

For the nine months ended March 27, 2004, the company reported net margins of $56.7 million, compared to a net loss of $66 million for the same period last year. This was on sales of $1.62 billion for the first nine months of 2004, compared to sales of $1.36 billion for the first nine months of 2003.

“An overall strengthening of the economy, favorable production levels, improved export demand and higher prices in the beef and pork meat sectors contributed to stronger demand and higher chicken sales prices in the fiscal 2004 periods. Current diet trends emphasizing low fat proteins also have favorably impacted demand,” said John Bekkers, president and chief executive officer. “Increased margins in the March 2004 period were primarily due to higher chicken selling prices. These margins were partially offset by higher feed ingredient costs, particularly soybean meal which is 25 percent higher than a year ago.”

Gold Kist Inc. will hold a conference call to discuss financial results for its third fiscal quarter on Tuesday, May 11, 2004 by a Web cast and by telephone available to all interested parties at 11 a.m. EDT. To access the call online, go to http://www.firstcallevents.com/service/ajwz406401762gf12.html, or dial 1-800-362-0574 to participate live by telephone. The conference identification is “Gold Kist.” Those listening via the Internet should go to the site 15 minutes prior to register, download and install any necessary audio software. An audio replay of the call will be available until May 31 at www.goldkist.com.

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Gold Kist Report Fiscal Third Quarter 2004 Results

About Gold Kist

Gold Kist is the third largest integrated broiler company in the United States, accounting for more than 9 percent of chicken, or broiler, meat produced in the United States in 2003. Gold Kist operates a fully-integrated broiler production business that provides processing, purchasing and marketing services to its contract growers. Gold Kist’s broiler production operations include nine broiler complexes located in Alabama, Florida, Georgia, North Carolina and South Carolina. For more information, visit our website at www.goldkist.com.

GOLD KIST INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

(Unaudited)

	June 28, 2003	March 27, 2004
ASSETS
Current assets:
Cash and cash equivalents	$11,026	93,526
Receivables, principally trade, less allowance for doubtful accounts of $2,002 at June 28, 2003 and $1,821 at March 27, 2004	104,699	117,156
Inventories	196,728	221,283
Deferred income taxes	43,270	22,043
Other current assets	20,100	27,633

Total current assets	375,823	481,641
Investments	66,805	50,914
Property, plant and equipment, net	226,905	218,684
Deferred income taxes	26,822	30,799
Other assets	65,692	67,230

	$762,047	849,268

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$22,162	13,436
Accounts payable	63,281	67,012
Accrued compensation and related expenses	31,875	42,978
Interest left on deposit	8,495	7,570
Income taxes payable	—	22,348
Other current liabilities	39,783	59,018

Total current liabilities	165,596	212,362
Long-term debt, less current maturities	324,011	296,042
Accrued pension costs	44,487	59,722
Accrued postretirement benefit costs	10,119	7,485
Other liabilities	33,937	42,474

Total liabilities	578,150	618,085

Patrons’ and other equity:
Common stock, $1.00 par value - Authorized 500 shares; issued and outstanding 2 at June 28, 2003 and March 27, 2004	2	2
Patronage reserves	185,620	212,992
Accumulated other comprehensive loss	(43,448)	(43,448)
Retained earnings	41,723	61,637

Total patrons’ and other equity	183,897	231,183

	$762,047	849,268

GOLD KIST INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Mar. 29, 2003	Mar. 27, 2004	Mar. 29, 2003	Mar. 27, 2004
Net sales volume	$466,389	575,589	1,364,501	1,629,204
Cost of sales	461,589	480,128	1,360,576	1,402,843

Gross margins	4,800	95,461	3,925	226,361

Distribution, administrative and general expenses	19,196	27,200	59,841	80,494
Postretirement benefit curtailment gain and pension settlement (expense)	554	(9,908)	10,865	(9,908)

Net operating margins (loss)	(13,842)	58,353	(45,051)	135,959

Other income (deductions):
Interest and dividend income	662	744	2,051	1,061
Interest expense	(6,762)	(13,316)	(18,423)	(27,701)
Unrealized loss on investment	—	—	(24,064)	(18,486)
Miscellaneous, net	2,134	886	(1,588)	5,419

Total other deductions	(3,966)	(11,686)	(42,024)	(39,707)

Margins (loss) from operations before income taxes	(17,808)	46,667	(87,075)	96,252

Income tax expense (benefit)	(5,937)	16,805	(21,008)	39,500

Net margins (loss)	$(11,871)	29,862	(66,067)	56,752